EXHIBIT 10.67
EXECUTION VERSION

CVS HEALTH CORPORATION

October 17, 2024

Karen S. Lynch
Address on file at the Company
Dear Karen:

The Board appreciates your dedicated service and contributions as President and Chief Executive Officer of CVS Health Corporation (the “Company”). This letter (this “Letter Agreement”) memorializes our recent discussions and agreement concerning your separation from your role as President and Chief Executive Officer and service as a member of the Board of Directors of the Company (the “Board”), your continuing role as an advisor to the Company for a transition period and the extension of your restrictive covenants.
1.Termination of Employment; Advisory Services
Effective as of October 17, 2024 (the “Separation Date”), you will cease serving as President and Chief Executive Officer of the Company and as an officer and/or director of any of its affiliated entities and will resign from your service as a member of the Board. While such separations are intended to be self-effectuating, you agree to execute any documentation that the Company determines necessary or appropriate to facilitate such separations.
From the Separation Date until the six-month anniversary thereof, or such earlier date as the parties hereto may terminate this Letter Agreement pursuant to its terms (the “Term”), you agree to serve as an advisor to the Company and to provide the advisory services as may be reasonably requested by the Chair of the Board or the Chief Executive Officer of the Company (the “Reporting Persons”), including, but not limited to, those services set forth on Exhibit A attached hereto (the “Services”). The Services may be performed from such personal location as you reasonably determine from time to time.
2.Advisory Fee; Other Benefits and Expenses
During the Term, you will be paid a monthly advisory fee of $375,000 (the “Advisory Fee”), payable in installments in accordance with the payroll and personnel practices of the Company in effect from time to time, with the first such payment (and any accrued and unpaid amount) to commence on the second payroll date occurring after the Separation Date, and you will continue to receive Company-provided security services. You acknowledge and agree that you will be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided to you during the Term with respect to the Services hereunder (including all amounts in this Section 2, but excluding the amounts under Section 3, which will be subject to withholding by the Company).
The Company will reimburse your reasonable and documented business and travel expenses incurred in connection with your performance of the Services, in each case, in accordance with the Company’s business and travel reimbursement policies applicable to senior executives of the Company as in effect from time to time. The Advisory Fee and the continued security services will be the sole remuneration that you receive with respect to the Services and any other services to the Company or its affiliates following the Separation Date in any capacity, and, during the Term, you will not be eligible to participate or accrue benefits under any benefit plan sponsored by the Company or any of its affiliated entities.
You agree that you are performing the Services as an independent contractor and not as an employee or agent of the Company or any of its affiliated entities. The indemnification provisions under Section 5.14 of the Employment Agreement (as defined below) shall apply with respect to the performance of the Services within the scope of this Letter Agreement.
The Company and you confirm that it is currently expected that your duties as an advisor will not exceed twenty percent (20%) of the average level of bona fide services performed by you during your employment with the Company during the 36-month period immediately preceding the Separation Date, consistent with the parties’ intent that your termination of employment upon the Separation Date will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (including the applicable regulations thereunder) (“Section 409A”).
Upon your termination of service as an advisor hereunder for any reason, you will receive any earned but unpaid Advisory Fees and reimbursable business expenses that are incurred but unreimbursed through the termination date, which will be paid in a lump sum within thirty (30) days following the termination date, and the security services will cease. While you may terminate your provision of the Services hereunder on ten (10) days’ notice to the Company, your provision of the Services under this Letter Agreement may not be terminated by the Company during the Term other than by the Company due to your engaging in “Detrimental Conduct” (as defined in the Performance Stock Unit Agreement between you and the Company with respect to the April 1, 2024 grant, with clause (v) thereof to include a violation of this Letter Agreement and the Release (as defined below)).
3.Preexisting Entitlements
You and the Company agree that your termination of employment will be treated as a “Qualifying Event” (within the meaning of the Amended and Restated Employment Agreement, dated as of November 5, 2020 and effective as of February 1, 2021, by and between you and the Company (the “Employment Agreement”)), and, subject to the execution and effectiveness of the Release Agreement attached hereto as Exhibit B (the “Release”) and compliance with your obligations thereunder and under this Letter Agreement, you will be entitled to receive the Separation Benefits under Section 3.02 of the Employment Agreement, based on experiencing a Qualifying Event prior to a Change in Control. In addition, in lieu of the treatment provided in the Employment Agreement and your outstanding equity award agreements with the Company (the “Equity Award Agreements”), the Equity Award Agreements governing your unvested equity awards are hereby amended such that all of your outstanding and unvested Company equity awards will remain outstanding and continue to be eligible to vest following the Separation Date in accordance with their terms (without proration) and any vested options will be exercisable as set forth on Schedule I attached hereto, and shall otherwise remain subject to the applicable Equity Award Agreements (the “Equity Award Treatment”). You agree that Schedule I accurately reflects the Separation Benefits and the Equity Award Treatment. You acknowledge
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that your entitlement to such benefits shall remain subject to the terms of this Letter Agreement, the Employment Agreement, the Equity Award Agreements (as amended hereby to reflect the Equity Award Treatment as set forth in Schedule I), the Release, and your continued compliance with your obligations thereunder and under the Restrictive Covenant Agreement (as defined below and amended hereby). You acknowledge and agree that if the Company at any time within twelve (12) months following the Separation Date learns of facts or circumstances that would have affected the nature and characterization of your termination, the Separation Benefits and Equity Award Treatment may be suspended, and if the Company determines that your termination of employment should not have been characterized as a Qualifying Event, the Separation Benefits and Equity Award Treatment shall cease, any remaining Separation Benefits or outstanding equity awards eligible for the Equity Award Treatment shall be forfeited, and any Separation Benefits and equity awards that vested due to the Equity Award Treatment that have been paid or delivered shall be subject to repayment by you to the Company. For the avoidance of doubt, nothing in this Letter Agreement or the Release shall limit the application of any policies, procedures or agreements governing the recovery, claw-back, recoupment or forfeiture of compensation, which you acknowledge and agree continue to apply to you in accordance with their terms.
4.Restrictive Covenants
You acknowledge and agree that your obligations under your Restrictive Covenant Agreement with the Company, dated as of November 6, 2020 and effective February 1, 2021 (the “Restrictive Covenant Agreement”), shall remain in full force and effect following the Separation Date and that any confidential or proprietary information related to the Company learned by or provided to you while providing the Services shall be considered Confidential Information (as defined in the Restrictive Covenant Agreement) for purposes of the Restrictive Covenant Agreement. In consideration for entering into of this Letter Agreement and the Advisory Fees, the Restrictive Covenant Agreement is hereby amended to provide that each of the Non-Competition Period and the Non-Solicitation Period (as such terms are defined in the Restrictive Covenant Agreement) shall be extended to a period of thirty (30) months from your Separation Date. In all other respects, the Restrictive Covenant Agreement shall remain in full force and effect in accordance with its terms. References to the Restrictive Covenant Agreement as referred to herein and in other documents shall hereinafter refer to such agreement as amended hereby.
5.Section 409A
It is the intent of the parties that the payments and benefits under this Letter Agreement attributable to the rendering of the Services will be exempt from or otherwise comply with the provisions of Section 409A, and each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A. In no event may you, directly or indirectly, designate the calendar year of payment. The parties intend that the terms and provisions of this Letter Agreement will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A. With respect to the reimbursements of costs and expenses or in-kind benefits provided under this Letter Agreement, the Section 409A provisions applicable to reimbursement and in-kind benefits as set forth in Section 5.17 of the Employment Agreement shall apply as if set forth herein.
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6.Miscellaneous
This Letter Agreement will be governed and construed in accordance with the laws of the State of Rhode Island, without regard to conflict of laws principles thereof. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Letter Agreement constitutes the entire understanding and agreement between you and the Company with regard to the subject matter addressed herein and supersedes any promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director or representative of any party hereto in respect of such subject matter. For purposes of this Letter Agreement, Section 5.01 (Notices) and Section 5.03 (Arbitration) of the Employment Agreement shall be incorporated by reference, with references to “Executive” to refer to you and references to “this Agreement” to refer to this Letter Agreement; provided that all notices to you will be provided to you with a copy (which shall not constitute notice) to Jeremy L. Goldstein at Sterlington, PLLC, One World Trade Center, 85th Floor, NY, NY 10007 jeremy.goldstein@sterlingtonlaw.com. The Company shall pay your legal fees incurred in connection with negotiating this Agreement and any related agreements (not to exceed $50,000).
The headings of this Letter Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Letter Agreement. This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature page to follow]
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If this Letter Agreement correctly describes our understanding, then please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

CVS HEALTH CORPORATION

By:	/s/ Samrat S. Khichi
Name: Samrat S. Khichi
Title: Executive Vice President, Chief Policy Officer and General Counsel

Accepted and Agreed
I hereby agree with and accept the terms
and conditions of this Letter Agreement:

Name: Karen S. Lynch
Date: October 17, 2024
[Signature Page to Letter Agreement]

Docusign Envelope ID: E2DAFD32-B639-4A23-8CB9-AEA7538C4BD8

If this Letter Agreement correctly describes our understanding, then please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

CVS HEALTH CORPORATION

By:
Name: Samrat S. Khichi
Title: Executive Vice President, Chief Policy Officer and General Counsel

Accepted and Agreed
I hereby agree with and accept the terms
and conditions of this Letter Agreement:

/s/ Karen S. Lynch
Name: Karen S. Lynch
Date: October 17, 2024
[Signature Page to Letter Agreement]

Exhibit A
The following will constitute the Services to be performed, as requested by the Reporting Persons from time to time during the Term:
•Provide advice and counsel to the Chief Executive Officer of the Company, including with respect to healthcare insurance, products and services and government insurance and medical programs.
•Be available to meet with, and to be involved with, clients, counterparties and regulators where the Reporting Persons believe that your personal knowledge, relationships, attendance and/or participation could be beneficial to the Company.
•Perform such other services as you and the Reporting Persons may mutually agree upon from time to time during the Term.
A-1

Exhibit B
Release Agreement
In consideration of the severance and other benefits payable to me pursuant to that certain Amended and Restated Employment Agreement, dated as of November 5, 2020 and effective February 1, 2021, by and between CVS Health Corporation and me (the “Employment Agreement”), and other valuable consideration, I, Karen S. Lynch, hereby agree to the following:
1.DEFINITIONS. In this agreement, the word “Company” means collectively CVS Health Corporation, a Delaware Corporation, and any of its subsidiaries and affiliates (including any company by which I was or am employed) and any person or entity which may succeed to the rights and liabilities of such entities by assignment, acquisition, merger or otherwise. “Released Parties” means the Company and the Company’s officers, directors, shareholders, employees, supervisors, managers, insurers, reinsurers, attorneys, agents and representatives.
2.RELEASE. I hereby release and hold harmless (on behalf of myself and my family, heirs, executors, successors and assigns), now and forever, the Released Parties from and waive any claim, known or unknown, that I have presently, may have or have had in the past, against the Released Parties arising out of, directly or indirectly, my employment with the Company, the cessation of such employment or any act, omission, occurrence or other matter related to such employment or cessation of employment, other than claims I may have to the payment of amounts and provision of benefits due and payable in accordance with the terms of the Employment Agreement and the Letter Agreement (as defined in Section 4 below). Notwithstanding the foregoing, there shall not be a release of any rights of indemnification I may have, any rights to directors and officers liability insurance coverage, any rights to vested benefits or any rights with regard to vested equity.
3.EXTENT OF RELEASE. This agreement is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of my employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and myself.
4.CONSIDERATION. The consideration hereby provided to me under the Employment Agreement and the Letter Agreement, dated October 17, 2024 (the “Letter Agreement”) (the Separation Benefits and Equity Award Treatment as set forth on Schedule I of the Letter Agreement) is not required under the Company’s standard policies and I know of no circumstances other than my agreeing to the terms of this agreement which would require the Company to provide such consideration.
5.RESTRICTIONS. Except as otherwise provided in this agreement, I represent that as of the date I sign this agreement, I have not filed or initiated, or caused to be filed or initiated, any complaint, claim, action or lawsuit of any kind against the Released Parties in any federal, state or local court, agency or other forum, and I agree not to do so on and from the date hereof. I further agree not to be a member of any class or collective action in any court or in any arbitration proceeding seeking relief against the Released Parties based on claims released by this agreement, and that even if a court or arbitrator rules that I may not waive a claim released by this agreement, I will not accept any money damages or other relief. I agree to promptly reimburse the Company for any legal fees that the Company incurs as a result of any breach of this paragraph by me. These provisions are subject to the Limitation on Restrictions provisions set forth in my Restrictive Covenant Agreement dated November 5, 2020, and effective February 1, 2021 (the “Restrictive Covenant Agreement”), which are incorporated by reference herein. I shall not, however, be entitled to receive any relief, recovery or monies in connection with any claim or action filed with and/or pursued by any federal, state or local government agency, or any released claim brought against the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding. Notwithstanding the above, nothing in this agreement limits my right to receive an award for information provided to the SEC.
6.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. I acknowledge and agree that I remain obligated to the terms of the Non-Disclosure of Confidential Information provisions set forth in the Restrictive Covenant Agreement, which are incorporated by reference herein. As set forth in the Restrictive Covenant Agreement, nothing in this paragraph is intended to or shall interfere with my right to file a charge or complaint or participate or cooperate in an investigation or proceeding with the NLRB, SEC, EEOC or comparable state or local agencies. I shall not, however, receive any individual benefit, including, without limitation, receipt of any monetary benefit, from any such action, charge or complaint, or any released claim brought against the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding. Notwithstanding the above, I understand that nothing in this agreement limits my right to receive an award for information provided to the SEC. Moreover, pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
7.PENALTIES. If I initiate or participate in any legal actions, as described above (other than a class action in which I opt out of when first given the opportunity), the Company shall have the right, but shall not be obligated, to deem this agreement void without effect and to require me to repay to the Company any amounts payment of which was conditioned on the execution of this agreement, and to terminate any benefit or payments (other than with respect to vested benefits) that are otherwise payable under the Employment Agreement.
8.RETURN OF COMPANY PROPERTY. I acknowledge and represent that I have complied with my obligations under the Ownership and Return of the Company’s Property provisions set forth in paragraph 5 of the Restrictive Covenant Agreement, which are incorporated by reference herein.
9.EMPLOYEE COVENANTS. I acknowledge and agree that the Restrictive Covenant Agreement is a valid agreement supported by adequate consideration. I further acknowledge that the severance and other benefits provided by the Company in the Employment Agreement is contingent on my compliance with my obligations under the Restrictive Covenant Agreement (as amended by the Letter Agreement), which I have acknowledged survive the termination of my employment, as set forth in the Survival of Employee’s Obligations provisions in paragraph 16 of the Restrictive Covenant Agreement. I further certify that, during the term of my employment with the Company, I have complied with all applicable laws and regulations and that, as of the date I sign below, I have notified the Company of any actual or potential violations of applicable laws or regulations about which I have information.
10.NON-DISPARAGEMENT. I will not make any statements that disparage the business or reputation of the Company . Notwithstanding the foregoing, nothing in this agreement shall prohibit me from (i) making truthful statements or disclosures that are required by applicable law, regulation or legal process, (ii) requesting or receiving confidential legal advice, (iii) cooperating, participating or filing charges with any federal, state or local government agency enforcing discrimination laws, including the EEOC, or (iv) disclosing factual information related to sexual assault, sexual harassment, or workplace harassment or discrimination based on sex, failure to prevent an act of workplace sexual harassment or discrimination, or an act of retaliation against a person for reporting sexual harassment or discrimination.
11.COOPERATION. I remain obligated to the Cooperation provisions set forth in paragraphs 7a and 7b of the Restrictive Covenant Agreement, which are incorporated by reference herein; provided, however, nothing herein shall require me to cooperate with the Company in an action I file, or participate in furthering, against the Company with any federal, state or local government agency enforcing discrimination laws, including the NLRB, SEC, EEOC or comparable state or local agencies. For the avoidance of doubt, I shall receive advancement of documented out-of- pocket costs for all cooperation provided pursuant to paragraphs 7a and 7b of the Restrictive Covenant Agreement, and to the extent otherwise applicable, the indemnification provisions of Section 5.14 of the Employment Agreement shall apply to any such cooperation.
12.BREACH OF AGREEMENT AND INJUNCTIVE RELIEF. Without limiting the remedies available to the Company, I acknowledge that a breach by me of any of the covenants in this agreement will result in irreparable injury to the Company for which there is no adequate remedy at law, that monetary relief will be inadequate, and that, in the event of such a material breach or threat thereof, the Company shall be entitled to obtain, in addition to any other relief that may be available, a temporary restraining order and/or a preliminary or permanent injunction, restraining me from engaging in activities prohibited by this agreement, as well as such other relief as may be required specifically to enforce this agreement, without the payment of any bond. In the event that a court issues a temporary restraining order, preliminary injunction or permanent injunction, or issues any other similar order enjoining me from breaching this agreement, or award the Company any damages due to my breach of this agreement, I agree promptly to reimburse the Company for all reasonable attorneys’ fees incurred by the Company in connection with obtaining such equitable relief or damages.

13.ARBITRATION AND JURY TRIAL WAIVER. The provisions of Section 5.03 of the Employment Agreement shall apply to this agreement as if fully set forth herein. I hereby irrevocably and unconditionally waive the right to a trial by jury in any action or proceeding seeking to enforce, or alleging the breach of, any provision of this agreement.
14.RIGHT TO COUNSEL. The Company advises me that I should consult with an attorney prior to execution of this agreement. I understand that it is in my best interest to have this document reviewed by an attorney of my own choosing and at my own expense, and I hereby acknowledge that I have been afforded a period of at least twenty-one (21) days during which to consider this agreement and to have this agreement reviewed by my attorney. By signing this agreement, I acknowledge that, if I execute this agreement before the end of such twenty-one (21)-day period, such early execution was completely voluntary, and I had reasonable and ample time in which to review this agreement.
15.SEVERABILITY CLAUSE. Should any provision or part of this agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.
16.EVIDENCE. This document may be used as evidence in any proceeding relating to my employment or the termination thereof. The Company and I waive all objections as to its form.
17.FREE WILL. I am entering into this agreement of my own free will. The Company has not exerted any undue pressure or influence on me in this regard. I have had reasonable time to determine whether entering into this agreement is in my best interest. I understand that if I request additional time to review the provisions of this agreement, a reasonable extension of time will be granted.
18.REVOCATION OF RELEASE OF ADEA CLAIMS. Solely with respect to claims under the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) (“ADEA”), the release of claims under this agreement may be revoked by me within seven days after the date on which I sign this agreement, and I understand that such release under this agreement is not binding or enforceable until such seven day period has expired. Any such revocation must be made in a signed letter executed by me and received by the Company at CVS Health Corporation, One CVS Drive, MC 1160, Woonsocket, RI 02895, Attention: General Counsel, no later than 5 p.m. Eastern Standard Time on the seventh day after I have executed this agreement. I further understand that the payments described above will not be paid to me if I revoke the ADEA release under this agreement, but this agreement will otherwise remain in full force and effect.
19.NON-ADMISSION. Nothing contained in this agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or me.
20.GOVERNING LAW. This agreement shall be construed in accordance with the laws of the State of Rhode Island, applicable to contracts made and entirely to be performed therein.
21.SUCCESSORS. This agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, administrators, agents, assigns, and estates.

22.SURVIVAL. The following sections of the Employment Agreement shall survive in their entirety as if set forth in the Letter Agreement mutatis mutandi: Sections 5.02 (Legal Fees and Expenses (first sentence only with respect to a dispute under the Letter Agreement), 5.05 (Non- Exclusivity of Benefits), 5.07 (Mitigation), 5.14 (Indemnification), and 5.18 (Section 280G).

[Signature page to follow]

Docusign Envelope ID: E2DAFD32-B639-4A23-8CB9-AEA7538C4BD8

I have read all of the foregoing, understand the same, have had an opportunity to review it with legal counsel and agree to all of the provisions contained herein.

/s/ Karen S. Lynch	October 17, 2024
Karen S. Lynch	Date:
[Signature Page to Release Agreement]

Schedule I

The Separation Benefits and Equity Award Treatment are contingent upon the execution and effectiveness of, and compliance with, the Release and compliance with the Restrictive Covenant Agreement and Letter Agreement. All payments and benefits set forth below shall be reduced by any required withholding and deductions.

Benefits under Employment Agreement	Description of Benefit	Timing
Section 3.02(b)(i). Cash Severance Payment	Cash Severance Payment equal to 2x the sum of (y) the Base Salary and (z) target Annual Bonus opportunity for the year of termination.
$9,000,000, payable through the second anniversary of the Separation Date in accordance with applicable Company payroll practices, with any payments subject to delay under Section 409A by reason of you being a “Specified Employee” to be payable in a lump sum with interest (based on rate payable in Stable Value Fund under 401(k)) on the first day of the seventh month after the Separation Date. In addition, payments otherwise due prior to the Release effective date shall be paid with the first payment following such effectiveness.

Section 3.02(b)(ii). Pro Rata Bonus Amount	Pro Rata Bonus Amount for the year of termination based on number of days in the year through the Separation Date, at greater of target and actual funding percentage for the Annual Bonus Plan.	$2,383,562 (at target), payable at the same time as annual bonuses are paid to senior executives of the Company.
Sections 3.02(b)(iii) and (iv). Equity Award Treatment
Retirement treatment described in Section 3.02(b)(iii) with respect to outstanding options granted prior to February 1, 2021 and as set forth in Section 3.02(b)(iv) with respect to awards granted after February 1, 2021.
See Equity Award Treatment Summary below.
Section 3.02(b)(v). Benefits Continuation
Continued participation in (or cash payment in respect of, if participation is precluded) all medical, health and life insurance plans as set forth in Section 3.02(b)(v) of the Employment Agreement until earlier of (i) the 18 months and (ii) the date you receive equivalent coverage and benefits from a subsequent employer, with you being responsible for the employee portion of the premiums for such coverage.

Continued participation in all medical, health and life insurance plans as set forth in the Description of Benefit column, with the medical and health benefits to be provided under COBRA. If the life insurance benefit cannot be provided through continued participation in the Company’s plan, payment of the amounts for such benefit shall be made quarterly in advance.

Sch. 1-1

Equity Award Treatment

Grant Date	Unvested Shares	Exercise Price	Treatment
Unvested RSUs
4/1/2024	45,248 unvested RSUs.	N/A	11,312 RSUs will remain eligible to vest on each of April 1, 2025, 2026, 2027 and 2028.
PSUs (shown at target but remain subject to achievement of performance metrics)
4/1/2022	121,645 unvested PSUs were originally granted in respect of the performance period ending December 31, 2024, all of which will remain eligible to vest and be earned in April 2025.	N/A

PSUs will continue to be eligible to vest and be earned in April of the calendar year following the completion of the performance period based on company performance and the final performance determinations approved by the MP&D Committee in the first quarter of calendar years 2025, 2026 and 2027, respectively.

4/1/2023	195,035 unvested PSUs were originally granted in respect of the performance period ending December 31, 2025, all of which will remain eligible to vest and be earned in April 2026.	N/A
4/1/2024	140,936 unvested PSUs were originally granted in respect of the performance period ending December 31, 2026, all of which will remain eligible to vest and be earned in April 2027.	N/A
SARs/Stock Options
2/17/2016	93,989 SARs are vested and exercisable.	$37.91	Remain exercisable until the earlier of five years from the Separation Date and the expiration of the original term.
2/17/2017	192,741 SARs are vested and exercisable.	$45.91	Remain exercisable until the earlier of five years from the Separation Date and the expiration of the original term.
4/01/2019	242,408 stock options are vested and exercisable.	$54.19	Remain exercisable until the earlier of five years from the Separation Date and the expiration of the original term.
4/01/2020	211,196 stock options are vested and exercisable.	$58.34	Remain exercisable until the earlier of five years from the Separation Date and the expiration of the original term.
4/01/2021	224,604 stock options were originally granted, 168,453 of which are fully vested and exercisable.	$74.30	56,151 options will remain eligible to vest on 4/01/2025. Vested options will remain exercisable until the earlier of three years from the Separation Date and the expiration of the original term.
4/01/2022	171,517 stock options were originally granted, 85,758 of which are fully vested and exercisable.	$101.09
42,879 options will remain eligible to vest on 4/01/2025.
42,880 options will remain eligible to vest on 4/01/2026.
Vested options will remain exercisable until the earlier of three years from the Separation Date and the expiration of the original term.

Sch. 1-2

Grant Date	Unvested Shares	Exercise Price	Treatment
4/1/2023	244,952 stock options were originally granted, 61,238 of which are fully vested and exercisable.	$74.31
61,238 options will remain eligible to vest on 4/01/2025.
61,238 options will remain eligible to vest on 4/01/2026.
61,238 options will remain eligible to vest on 4/01/2027.
Vested options will remain exercisable until the earlier of three years from the Separation Date and the expiration of the original term.

4/01/2024	188,087 stock options were originally granted.	$79.56
47,021 options will remain eligible to vest on 4/01/2025.
47,022 options will remain eligible to vest on 4/01/2026.
47,022 options will remain eligible to vest on 4/01/2027.
47,022 options will remain eligible to vest on 4/01/2028.
Vested options will remain exercisable until three years from the Separation Date and the expiration of the original term; provided that, the options scheduled to vest on 4/01/2028, will (if vested) remain exercisable until 4/30/2028.

Sch. 1-3